EMPLOYMENT AGREEMENT

THIS AGREEMENT( the "Agreement"), made as of this 22nd  day of July, 2019 by and among Sandy Spring Bancorp, Inc., a registered bank holding company (“Bancorp"), Sandy Spring Bank, a Maryland corporation and wholly-owned subsidiary of the Bancorp with its main office in Olney, Maryland (the "Bank") (collectively, the “Company”), and Aaron M. Kaslow (the "Officer").

WITNESSETH

WHEREAS, as a result of the skill, knowledge, and experience of the Officer, the boards of directors of the Company (the '"Board") desire to retain the services of the Officer, and

WHEREAS, the Officer desires to serve as Executive Vice President, General Counsel and Secretary of the Company, and

WHEREAS, the Officer and the Board desire to enter into this Agreement setting forth the terms and conditions of the employment of the Officer and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.               Employment.

a.         The Officer is employed as Executive Vice President, General Counsel and Secretary of the Company.  The Officer shall report to and be subject to the supervision of the President and CEO and perform all duties and shall have all powers which are commonly incident to the office of Executive Vice President, General Counsel and Secretary or which, consistent with that office, are assigned to the Officer and which may be altered, modified, increased or reduced from time to time by the President and CEO.

b.         In addition to the Officer’s major job accountabilities set forth in the job description maintained by the Human Resources Division, the Officer’s duties include, but are not limited to, participating actively as a member of the executive management team to develop strategy, policy, and tactics for the Bank and modeling high standards of leadership, integrity, teamwork, and communication as a member of the executive team while embracing the values and culture of the Bank.

c.         The Officer agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes thereof which may be adopted at any time by the Company.  The Officer acknowledges receipt of copies of all such existing rules and policies committed to writing as of the date of the Agreement.

d.         The Officer agrees to devote his full working time (often more than forty (40) hours per week), attention, energies, and best efforts to the performance of his duties hereunder.

2.         Location and Facilities.  The Officer will be furnished with the working facilities and staff customary for the Company’s executive officers with the title and duties set forth in Section 1 of this Agreement and as are necessary for the Officer to perform the duties of the position.  The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3.                Term.

a.                The term of this Agreement shall be (i) the initial term, consisting of the period beginning on the date of this Agreement (the "Effective Date") and ending on June 30, 2021, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.               Commencing as of July 1, 2020, and continuing on each July 1 thereafter, the disinterested members of the Board may extend the term of the Agreement for an additional one-year period beyond the then effective expiration date so that the remaining term of the Agreement extends to a period of twenty-four (24) months unless the Officer shall have given written notice at least sixty (60) days prior to the applicable July 1 anniversary date of his desire that the term not be extended.  The Officer's performance and the advisability of extending the term of this Agreement shall be reviewed by the Compensation Committee of the Board, based on that review, the Committee shall determine whether or not to extend the term of this Agreement at a meeting or meetings prior to each applicable July 1 anniversary date.

c.                In the absence of action by the Board, and subject to the provisions of Sections 10 and 11, this Agreement shall end as of the initial term as set forth in Section 3.a specified herein or, if an extension of this initial term has been established under the provisions of this Section 3, at the end of that extension of this initial term.

4.                Base Compensation.

a.                The Company agrees to pay the Officer during the term of this Agreement an annual base salary at the rate of $350,000  calculated on a calendar year basis, payable in cash in accordance with the Company’s customary payroll schedule and practice, subject to such federal state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation and other normal deductions for fringe benefits and/or as otherwise agreed by the parties.  This base salary may be adjusted in accordance with this Section 4.  The Officer’s base salary will be prorated from the Effective Date through the end of the initial calendar year of employment and also in the terminal calendar year of employment, if applicable.

b.               The Compensation Committee of the Board shall perform an annual analysis of the Officer's performance and of the compensation of officers performing similar functions at independent financial institutions of comparable size and performance to the Company, and based upon this review, the recommendations of the President and Chief Executive Officer, and on such other factors as it deems pertinent, may maintain, increase or decrease the Officer's base salary, provided that no such action shall (i) reduce the rate of the Officer’s base salary below the amount set forth in Section 4.a. or (ii) reduce the rate of base salary paid to the Officer for any months prior to the month in which notice of the reduction is provided in writing to the Officer.

c.                In the absence of action by the Board, the Officer shall continue to receive the base salary at the amount set forth in Section 4.a. specified herein or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.                Bonuses.  The Officer shall be eligible for annual long-term incentive awards made at the same time as annual awards are made to other executive officers during the term of this Agreement. Unless agreed otherwise, the Officer shall be entitled to participate in discretionary bonuses that the Board may award from time to time to senior management employees pursuant to bonus plans or otherwise.  The Officer also shall participate in any other fringe benefits which are or may become available to senior management employees of the Bank, including for example: any stock option or incentive compensation plans and any other benefits that are commensurate with the responsibilities and functions to be performed by the Officer under this Agreement.  No other compensation provided for in this Agreement shall be deemed a substitute for the Officer's right to participate in such discretionary bonuses or fringe benefits.

6.                Benefit Plans.   The Officer shall be entitled to participate in any life insurance, medical, dental, pension, profit sharing, and retirement plans and other programs and arrangements which may now be in effect or, if not terminated, shall hereafter be in effect and as may be approved from time to time by the Board for the benefit of employees the Bank and as are described more particularly in the Bank’s benefit plans, as applicable.  The Officer’s eligibility for an participation in such benefit plans is governed by the terms and conditions of those plans, and by the policies of the Company as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefits plans in effect at that time.  Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

7.                Paid Time Off.

a.                The Officer shall be entitled to thirty (30) working days of Paid Time Off, as defined in the Company's personnel policies, during each calendar year during the term of this Agreement, to be taken at reasonable times and in reasonable periods as the Officer and the Company shall mutually determine, and provided that no Paid Time Off shall interfere with the duties required to be rendered by the Officer hereunder.  Any Paid Time Off not used during a twelve-month calendar period shall carry over and be useable during the succeeding twelve-month calendar period, but not thereafter.  The Officer shall not receive any additional compensation from the Company on account of the Officer's failure to take Paid Time Off.  The Officer will not be paid for any unused, available Paid Time Off at the end of employment.

b.               In addition to Paid Time Off, the Officer may request, to voluntarily take time off from work, without loss of pay, for such additional periods of time and for such valid and legitimate reasons as the President and Chief Executive Officer may in his discretion determine and approve.  Further, the Officer may request and be granted a leave or leaves of absence, without pay, at such time or times and upon such terms and conditions as the President and Chief Executive Officer in his discretion may determine and approve.

8.                Expense Payments and Reimbursement.  The Officer shall be reimbursed for all reasonable travel, entertainment and other business expenses incurred by the Officer in connection with the Officer's employment under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9.                Loyalty and Confidentiality.

a.                During the term of this Agreement the Officer: (i) shall devote all the Officer's time, attention, skill, and efforts to the faithful performance of the Officer's duties hereunder; provided, however, that from time to time, the Officer may expend reasonable amounts of time serving on the board of directors, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or the Bancorp or any of their subsidiaries or affiliates, unfavorably affect the performance of Officer's duties pursuant to this Agreement, or violate any applicable statute or regulation; and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and shall otherwise comply with the Company’s Code of Business Conduct as in effect.  Nothing contained in this Agreement shall prevent or limit the Officer's right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or the Bancorp, or, solely as a passive, minority investor, in any business.

b.                The Officer agrees that during the course of employment with the Company, the Officer has and will come into contact with and learn various forms of Confidential Information and Trade Secrets, which are the property of the Company.  Confidential Information and Trade Secrets are items of information relating to the Company, its products, services, customers, borrowers, depositors and other customers that are not generally known or available to the general public, and have been developed compiled or acquired by the Company at its great efforts and expense, including, but not limited to,  (i) operation or financial information, such as information with respect to costs, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals and potential acquisitions or divestitures, (ii) product and technical information, such as new and innovative product ideas, subjects of research and development, investigations, data, software, software codes, computer models and research and development projects, (iii) marketing information such as new marketing ideas, markets, mailing lists, the identity, including the names or addresses, of the Company’s borrowers, depositors and other customers, the financial arrangement between the Company and such customers, specific customer needs and requirements and leads and referrals to prospective customers, (iv) vendor, supplier and any other business partner (“Business Partner”) information, the financial arrangement between the Company and such Business Partners, and (v) any information concerning or obtained from the Company’s customers.   Trade Secrets are items of Confidential Information that meet the requirements of applicable trade secret law.  The Officer agrees that, unless required by law or specifically permitted by Bancorp or the Bank in writing, the Officer will not disclose to any person or entity, either during or subsequent to the Officer's employment, any of the Company’s Confidential Information or Trade Secrets, which is not generally known to the public, nor shall the Officer employ such information in any way other than for the benefit of the Company.  Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.  The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.

c.                The Officer acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its great effort and expense.  The Officer further acknowledges and agrees that disclosing, divulging, revealing or using any of the Confidential Information or Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.

d.                Nothing contained in this Agreement prohibits or prevents the Officer from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.).  Under the federal Defend Trade Secrets Act of 2016, the Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Officer’s attorney in relation to a lawsuit for retaliation against the Officer for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

e.                The Officer agrees to deliver to the Company, immediately upon separation from employment and at any time the Company so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and/or Trade Secrets whatsoever or otherwise relating to the Company’s business; (ii) lists of the Company’s customers, and leads or referrals to prospective customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Officer may then possess or have under his control. For any equipment or devices owned by the Officer on which proprietary information of the Company is stored or accessible, the Officer shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed, and provide all necessary passwords or passcodes. The Officer expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

10.            Termination and Termination Pay.  Subject to Section 11 of this Agreement, the Officer's employment under this Agreement may be terminated in the following circumstances:

a.                Death.  The Officer's employment under this Agreement shall terminate upon the Officer's death during the term of this Agreement, in which event the Officer's estate shall be entitled to receive the compensation due to the Officer through the last day of the calendar month in which the Officer's death occurred.

b.               Retirement.  This Agreement shall be terminated upon the early or normal retirement of the Officer under the benefit plan(s) in which the Officer participates pursuant to Section 6 of this Agreement. The Officer shall have no right to receive compensation or benefits from the Company beyond those retirement benefits provided in any applicable benefit plan for any period after the effective date of the Officer’s termination due to early or normal retirement.

c.               Disability.  The Company or the Officer may terminate the Officer's employment after having established the Officer's Disability.  For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs the Officer's ability to substantially perform duties assigned to the Officer under this Agreement and that results in the Officer's becoming eligible for long-term disability benefits under the Bank's long-term disability plan or from the U.S. Social Security Administration.  In the event of such Disability, the Officer's obligation to perform services under this Agreement will terminate.  In the event of such termination, the Officer shall be entitled to receive the following:

                                               i.          The compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the date of termination pursuant to this Section 10.c. during which the Officer is unable to work due to physical or mental infirmity (less any amounts that the Officer receives under any disability insurance maintained by the Bank with respect to that period);

                                             ii.          For the period beginning upon the date of termination pursuant to this Section 10.c. and continuing for the remaining then effective term of this Agreement pursuant to Section 3, (A) salary at the highest rate paid pursuant to Section 4 of this Agreement during the twelve (12) months prior to the establishment of the Disability under this Section 10.c, reduced by any payments received by the Officer during that same period following termination under a long-term disability plan or policy maintained by the Bank or the Bancorp, and (B) benefits the Officer is otherwise eligible for, pursuant to Section 6 of this Agreement.

d.               Just Cause.

i.    The Board may, by written notice to the Officer in the form and manner specified in this paragraph and Section 19, immediately terminate the Officer's employment with Bancorp or the Bank at any time for Just Cause.  The Officer shall have no right to receive compensation or other benefits from the Company for any period after termination for Just Cause.    Termination for "Just Cause" shall mean termination because of, in the good faith determination of the Board, the Officer's:

(1)     Dishonesty;

(2)        Willful misconduct;

(3)        Bad faith or a lack of complete integrity or candor (including, but not limited to, any acts of embezzlement or misappropriation of funds);

(4)        Breach of or dereliction of fiduciary duty;

(5)        Fraud;

(6)        Intentional failure to perform the duties assigned to or expected of the Officer under this Agreement;

(7)        Other, continuing material failure to perform the duties assigned to or expected of the Officer under this Agreement after reasonable notification (which shall be stated in writing and given at least fifteen (15) days prior to termination) by the Board of such failure;

(8)        Conviction of a felony, plea of guilty or nolo contendere or finding of liability of or under any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order;

(9)        Engaging in behavior that would constitute grounds for liability (the Company’s and/or the Officer’s) for harassment, retaliation or discrimination ( as proscribed by the U.S. Equal Employment Opportunity Commission or applicable state or local law) or other egregious conduct violative of laws governing the workplace;

(10)     Being under the influence of drugs or alcohol (other than lawful prescription medicine or other medically-related lawful drugs to the extent that they are taken in accordance with their directions or the reasonable consumption of alcohol when authorized for purposes of the Company, such as in connection with customer entertainment) during the performance of any of the duties, responsibilities, obligations or functions for which the Officer has been hired or is assigned to perform; or

(11)     Material breach by the Officer of any provision of this Agreement, including, but not limited to, the unauthorized disclosure of Confidential Information belonging to the Company, a violation of any Company rule, regulation, procedure or policy, or the lapse, loss or disciplinary limitation or sanction on the Officer’s license to practice law in any state.

ii.   Notwithstanding the foregoing, the Officer shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting called and held for the purpose (after reasonable notice to the Officer and an opportunity for the Officer to be heard before the Board), of finding that in the good faith opinion of the Board the Officer was guilty of conduct described above and specifying the particulars thereof.

iii.  Notwithstanding the foregoing, it is expected that Officer will perform all duties and responsibilities described herein, and Officer shall have the right to cure non performance, to the extent such performance is reasonably capable of being cured and shall promptly upon receipt of written notice of nonperformance from the Board, comply with the requirements of such notice, and further if Officer shall not comply with such notice to the sole discretion and satisfaction of the Company within forty-eight (48) hours after delivery thereof, (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if the Officer shall commence to comply within such period and thereafter proceed to completion with due diligence) Bancorp or the Bank shall have the right to proceed with the Board meeting specified in the preceding paragraph.

e.         Certain Regulatory Events.

i.    If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act ("FDIA") (12 USC. §§ 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, including the obligation to pay the Officer any compensation, except that vested benefit rights of the parties shall not be affected.

ii.   If the Bank is in default (as defined in Section 3(x)( I) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, including the obligation to pay the Officer any compensation, but vested benefit rights of the parties shall not be affected.

iii.  If a notice served under Sections 8(e)(3) or (g)( l ) of the FDIA (12 U.S.C. §§18l 8(e)(3) and (g)( l)) suspends and/or temporarily prohibits the Officer from participating  in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, including the obligation to pay the Officer any compensation, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay the Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

The occurrence of any of the events described in paragraphs i, ii, and iii above may be considered by the Board in connection with a termination for Just Cause.

f.                Voluntary Termination by Officer.  In addition to the Officer's other rights to terminate under this Agreement, the Officer may voluntarily terminate employment with the Company during the term of this Agreement upon at least sixty (60) days' prior written notice to Bancorp or the Bank, in which case the Officer shall receive only compensation, vested rights and employee benefits up to the date of termination.  For the avoidance of doubt, this Section 10.f will also apply in the event the Officer provides notice to the Board of his desire that the term of the Agreement not be extended as provided in Section 3.b.

g.                Without Just Cause or With Good Reason.

i.   In addition to termination pursuant to Section 10.a. through  10.f., the Board may, by written notice to the Officer, immediately terminate the Officer's employment with Bancorp or the Bank at any time for a reason other than Just Cause (a termination "Without Just Cause"); and the Officer may, by written notice to the Board, terminate this Agreement for "Good Reason," as defined below (a termination  "With Good Reason").  For the avoidance of doubt, this Section 10.g will also apply in the event the Board provides notice to the Officer that the Agreement will not be extended as provided in Section 3.b.

ii.  Subject to Section 11 hereof, in the event of termination under this Section 10.g., the Officer shall be entitled to receive his base salary for the remaining term of the Agreement, including any renewals or extensions in effect thereof, at the highest annual rate in effect pursuant to Section 4 of this Agreement for any of the twelve (12) months immediately preceding the date of such termination, plus annual cash bonuses for each year (prorated in the event of partial years) remaining under the term of the Agreement at the amount received by the Officer in the calendar year preceding the termination.  The sum due under this Section 10.g. shall be paid in one lump sum within ten (10) calendar days of the Officer's termination of employment, or as soon as permitted by law or regulation (see Section 28F), pursuant to this Section 10.g.

iii. "Good Reason" shall be deemed to exist at the time that any of the following events occurs without the Officer's express written consent:

(1)     A material reduction in the Officer's responsibilities or authority in connection with the Officer's employment with Bancorp or the Bank;

(2)        A material reduction in the Officer’s base salary, as such base salary may be increased from time to time;

(3)        A material reduction in the Officer's incentive compensation and benefits compared to their aggregate value as of the Effective Date; or

(4)     A requirement that the Officer's principal business office be relocated by more than 50 miles from his office in Olney, Maryland, unless such relocated principal business office is closer to the Officer’s principal place of residence.

Notwithstanding the forgoing, the Officer will only have Good Reason if the Officer provides notice to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after Bancorp’s and the Bank’s receipt of such notice. If the Officer initiates termination With Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. The Officer’s failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Officer’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

iv.  Notwithstanding the foregoing: (A) a reduction or elimination of the Officer's benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Bank or any company that controls either of them under a plan or plans in or under which the Officer is not entitled to participate, and receive benefits, on a fair and nondiscriminatory  basis; and (B) a requirement that the Officer report to and be subject to the direction or supervision of a senior officer of the Bank other than the President and Chief Executive Officer shall not constitute an event of Good Reason or a material breach of this Agreement.

h.               Continuing Covenant Not to Compete or Interfere with Relationships.  Regardless of anything herein to the contrary, following a termination (i) upon retirement pursuant to Section 10.b., (ii) due to Disability pursuant to Section 10.c., (iii) for Just Cause pursuant to Section 10.d., or (iv) by the Officer pursuant to Section 10.f:

                                     i.          The Officer's obligations under Section 9 of this Agreement will continue in effect; and

                                   ii.          During the remaining term of this Agreement (determined immediately before the termination of employment), the Officer shall not serve as an officer or director or employee of any bank holding company, bank, savings association, savings and loan holding company, or mortgage company (any of which, a "Financial Institution"), which Financial Institution offers products or services competing with those offered by the Bank from offices in any county in the State of Maryland or of any other state in which the Bank, Bancorp or any of their subsidiaries has a branch, and shall not interfere with the relationship of the Bank or the Bancorp and any of its employees, agents, or representatives, except that this restriction does not prohibit the Officer from practicing law after termination. Further provided, however, that the provisions of this noncompetition clause shall only apply to termination of the Officer "before" a Change in Control as defined in Section 11. (It being the intent of the parties that the noncompetition clause shall not apply to terminations resulting from or due to a Change in Control.)

11.             Termination in Connection with a Change in Control.

a.                For purposes of this Agreement, a "Change in Control" means a change in control as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

                                     i.          Change in Ownership: a change in ownership of Bancorp occurs on the date any one person or group accumulates ownership of Bancorp stock constituting more than 50% of the total fair market value or total voting power of Bancorp stock,

                                   ii.          Change in Effective Control: any one person or more than one person acting as a group acquires within a 12-month period ownership of the Bancorp stock possessing 30% or more of the total voting power of Bancorp stock, or a majority of the Bancorp's Board is replaced during any  12-month period by directors whose appointment or election is not endorsed in advance by a majority of Bancorp's Board, or

                                  iii.          Change in Ownership of a Substantial Portion of Assets: a change in ownership of a substantial portion of the Bancorp's assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Bancorp's assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of Bancorp's assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

b.         Termination.   If within the period beginning six (6) months prior to and ending two (2) years after a Change in Control, (i) Bancorp or the Bank shall terminate the Officer's employment without Just Cause, or (ii) the Officer shall voluntarily terminate  employment With Good Reason, Bancorp or the Bank shall, within ten (10) calendar days of the termination of Officer's employment, or as soon as permitted  by law or regulation (see Section 28), make a lump-sum cash payment to the Officer equal to three (3) times the sum of the Officer's annual base salary at the highest annual rate in effect for any of the twelve (12) months immediately preceding the date of the termination, plus the amount of any cash bonus paid during the twelve (12) months immediately preceding the date of the termination.  This cash payment is subject to adjustment pursuant to Section 14 of this Agreement and shall be made in lieu of any payment also required under Section 10.g. of this Agreement because of a termination in such period.  The Officer's rights under Section 10.g. of this Agreement are not otherwise affected by this Section 11. For the avoidance of doubt, if the Officer is entitled to a payment under this Section 11, the Officer is not also entitled to and will not receive a payment under Section 10.g.  In addition, Bancorp or the Bank shall pay to the Officer an amount equal to thirty-six (36) times the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation of healthcare coverage cost in effect on the date of the Officer’s termination of employment for the type of employer-provided group health plan coverage in effect for the Officer (e.g., individual or family coverage) on the date of the Officer’s termination of employment, less the active employee charge for such coverage in effect on the date of the Officer’s termination of employment. This amount shall be paid to the Officer in a lump sum within ten (10) days following the date of the Officer’s termination of employment (except as provided in Section 28).

12.             Indemnification and Liability Insurance.

a.                Indemnification.  The Company agrees to indemnify the Officer (and the Officer's heirs, executors, and administrators) to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by the Officer in connection with or arising out of any action, suit, or proceeding in which the Officer may be involved by reason of having been a director or officer of the Bank or any of their affiliates (whether or not the Officer continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney's fees and the cost of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Officer in the Officer's capacity as an officer or director of the Bank or any of their affiliates.  Indemnification for expense and liability shall not extend to matters for which the Officer has been terminated for Just Cause.  Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.  Notwithstanding anything herein to the contrary, the obligations of this Section 12 shall survive the termination of this Agreement.

b.               Insurance.  During the period in which indemnification of the Officer is required under this Section 12, Bancorp or the Bank shall provide the Officer (and the Officer's heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the expense of Bancorp or the Bank, at least equivalent to such coverage provided to directors and senior officers of Bancorp or the Bank, whichever is more favorable to the Officer.

13.             Breach of Agreement.  Bancorp, the Bank and the Officer expressly agree that in an action brought to enforce this Agreement, the prevailing part(ies) shall be entitled to recover from the opposing part(ies) reasonable attorneys’ fees and costs incurred in enforcing any provision of or any right contained in this Agreement, unless specifically prohibited by statute or regulation, as well as any and all remedies available at law.

14.             Adjustment of Certain Payments and Benefits.   Notwithstanding  any other provision of this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Officer under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof, (the "Covered Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code, then the Covered Benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Officer's "base amount," as determined in accordance with Section 280G of the Code. The allocation of any reduction required hereby among the Covered Benefits shall be determined by the Officer.  The Bank's independent public accountants will determine the value of any reduction in the payments and benefits. All fees and expenses of the accounting firm shall be paid solely by the Company.

15.             Work Made for Hire.

a.                During the course of the Officer’s employment by the Company, the Officer may, independently or in conjunction with the Company or others, develop information, conceive of inventions, produce work product, or achieve other results for the Company in connection with or as related to Officer’s employment.  The Officer agrees that such information, inventions, work product, and other results, systems and information (hereinafter referred to collectively as the “Work Product”) shall, to the extent permitted by law, be a “work made for hire” within the definition of Section 101 of the Copyright Act (17 U.S.C.  § 101), and shall remain the sole and exclusive property of the Company.

b.                To the extent any Work Product is not deemed to be a work made for hire within the definition of the Copyright Act, the Officer, with effect from creation of any and all Work Product, hereby assigns, and agrees to sign further written documents assigning to the Company all right, title and interest in and to such Work Product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including the right to edit and create derivative works from the materials, and the right to any and all commercial reproduction, transmission, display, performance or distribution of the materials or any derivative works based on the materials via any means currently existing or developed or discovered in the future, and all extensions and renewals thereof.

The Officer further agrees to assist the Company, both during and subsequent to the Officer’s employment with the Company, in the establishment, preservation and enforcement of the Company’s rights in the Work Product.  Upon termination of Officer’s employment with the Company (for any reason), the Officer agrees to deliver promptly to the Company all printed, electronic, audio-visual, and other tangible manifestations of the Work Product, including all originals and copies thereof.  The Officer also agrees to waive any and all moral rights relating to the Work Product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.

16.            Injunctive Relief.

a.                If there is a breach or threatened breach of Section 10.h. of this Agreement or the prohibitions upon disclosure contained in Section 9.c. of this Agreement, Bancorp or the Bank and the Officer agree that there is no adequate remedy at law for such breach, and that Bancorp or the Bank each shall be entitled to injunctive relief restraining the Officer from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.  The parties hereto likewise agree that the Officer shall be entitled to injunctive relief to enforce the obligations of the Company under Section 11 of this Agreement.

b.               The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions in Section 10.h placed upon the Officer to those that are reasonable and necessary to protect the Company’s legitimate interests.

c.                If any restriction set forth in Section 10.h is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

d.               The restrictions contained in Section 10.h, Section 9.b and Section 9.c are necessary for the protection of the business and goodwill of Company and are considered by the Officer to be reasonable for such purpose.  The Officer recognizes, acknowledges and agrees that any breach by him of any of the provisions contained in Section 10.h, Section 9.b and/or Section 9.c will cause Company immediate, material and irreparable injury, harm and damage, and there is no adequate remedy at law for such breach.  Accordingly, in the event of a breach of any of the provisions of Section 10.h, Section 9.b and/or Section 9.c by the Officer in addition to any other remedies it may have at law or in equity, Company shall be entitled immediately to seek enforcement of Section 10.h, Section 9.b and/or Section 9.c in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, in accordance with Section 24.  In addition, the Officer recognizes, acknowledges and agrees that Company is entitled to recover from the Officer the costs and attorneys’ fees it incurs to enforce the terms of this Section or to enforce the terms of this Agreement, as stated in Section 13.  This provision is not a waiver of any other rights which Company may have under this Agreement, including the right to recover money damages.

e.                The restrictive periods set forth in this Agreement (including those set forth in Section 10.h) shall not expire and shall be tolled during any period in which the Officer is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period of time equal to the duration of the Officer’s violations thereof.

f.                The Officer covenants and agrees that he will promptly disclose the existence of this Agreement and the post-employment restrictions contained herein to all subsequent employers until all such covenants have expired.  The Officer further covenants and agrees that he will promptly inform the Company in writing of all employment or business ventures in which the Officer becomes engaged (other than employment by the Company) until all post-employment restrictions contained herein expire.

17.             Successors and Assigns.

a.               This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Bancorp and/or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of Bancorp and/or the Bank.

b.               Since the Company are contracting for the unique and personal skills of the Officer, the Officer's rights or duties hereunder shall be precluded from assignment or delegation without first obtaining the written consent of the Company.

18.             No Mitigation.  The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

19.             Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand, or by the use of a nationally recognized overnight delivery service, or 48 hours after mailing at any general or branch United States Post Office, by certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

a.               If to the Bank or the Bancorp:

Sandy Spring Bancorp, Inc.

Sandy Spring Bank

1780 I Georgia Avenue Olney, Maryland 20832

Attention:  Daniel J. Schrider, President & CEO

b.               If to the Officer, to the Officer’s home address on file with the Bank’s Human Resources Department

20.                 Joint and Severally Liability; Payments by the Company.  To the extent permitted by law, except as otherwise provided herein, the Company shall be jointly and severally liable for the payment of all amounts due under this Agreement.  Bancorp and the Bank hereby agree that they shall be jointly and severally liable for the payment of all amounts due under this Agreement.

21.             No Plan Created by this Agreement.  The Officer and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and, the Bank, the Bancorp and the Officer each expressly waives any right to assert the contrary.  Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or Bancorp or the Bank that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

22.             Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

23.             Applicable  Law.  Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its terms, provisions, validity, construction, capacity, performance or otherwise, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.

24.             Arbitration.

a.                  Subject to Section 24,b below, the Officer and the Company mutually agree that any and all disputes, controversies or claims, whether based on contract, tort, discrimination, harassment, retaliation, or otherwise that the parties may have against each other, relating to, arising from, or connected in any manner with this Agreement or with the Officer’s employment with the Company (including, without limitation, the termination or cessation of this Agreement or of the Officer’s employment with the Company), shall be resolved exclusively through final and binding arbitration under the auspices of American Arbitration Association according to its National Rules for the Resolution of Employment Disputes, available on its website www.adr.org.  The arbitration shall be held in Maryland.  The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him/her.  The interpretation and enforceability of this Section 24 of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. §1, et seq.   All statutes of limitations and substantive laws, including but not limited to the remedies that would be available to the parties, that would apply if the dispute was litigated in a court of competent jurisdiction shall govern and apply to the arbitration proceeding.  The arbitrator shall not have the authority to add to, detract from, or modify any provision of this Agreement.  A transcript of the arbitration proceeding shall be prepared by a qualified court reporter and made available to the parties and the arbitrator.  All proceedings and decisions of the arbitrator shall be maintained as confidential to the extent legally permissible and shall not be made public by any party or the arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require. The Company shall pay all expenses, including arbitrator fees, associated with the arbitration with the exception of the attorneys’ fees incurred by the Officer.  The arbitrator must render an award within thirty (30) days after the close of the arbitration proceedings.  The award must set forth the material findings of fact and legal conclusions supporting the award.  The award shall be final, binding, and enforceable by any court of competent jurisdiction.  Where necessary or appropriate to effectuate relief, the arbitrator may issue equitable orders as part of or ancillary to the award.

b.               Notwithstanding Section 24.a above, and as explained in Section 16, the Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Officer, for the Officer’s threatened or actual breach of Sections 10.h, 9.b and/or 9.c of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of those Sections of this Agreement; or to maintain the status quo pending the completion of arbitration in accordance with Section 24.b above.  Further, any action or proceeding arising out of or relating to the Officer’s threatened or actual breach of Sections 10.h, 9.c and/or 9.c of this Agreement, any action by the Officer seeking injunctive relief to enforce the obligations of the Company under Section 11 of this Agreement and any claim deemed not to be subject to arbitration under Section 24.a shall be brought and heard exclusively in the state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Maryland and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and each of the parties hereby irrevocably consents to the personal jurisdiction of such courts in any legal or equitable proceedings related to such dispute and waives, to the fullest extent permitted by law, any objection which either party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.  The parties agree and acknowledge that Maryland is the State of the headquarters of the Company and the principal office of the Company and is the State with the most logical nexus to this Agreement. The parties recognize that, if any dispute or controversy arising from or relating to this Agreement is submitted for adjudication to any court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized, consequently, the parties agree that all issues of fact shall be tried without a jury.

25.             Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

26.             Headings and Pronouns.  Headings contained herein are for convenience of reference only.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular forms of nouns and pronouns shall include the plural and vice versa.

27.             Entire Agreement.  This Agreement, together with any understanding or modifications thereof as subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs, or arrangements described in Sections 5 and 6 of this Agreement and the offer letter dated May 23, 2019, and supersedes all prior agreements other than with respect to such specific plans, programs, or arrangements.

28.             Section 409A.

i.    The Officer will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a "separation from service" within the meaning of Section 409A.

ii.   If at the time of the Officer's separation from service, (a) the Officer is a "specified employee" (within the meaning of Section 409A and using the methodology selected by the Bank and the Bancorp) and (b) the Company make a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.

iii.  To the extent the Officer would be subject to an additional 20% tax (and any penalties) imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 28.  The Officer and the Bank and the Bancorp agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Officer agrees that any such amendment shall provide the Officer with economically equivalent payments and benefits, and the Officer agrees that any such amendment will not materially increase the cost to, or liability of, the Bank and the Bancorp with respect to any payment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANCORP, INC.

By: /s/ Daniel J. Schrider

Name:  Daniel J. Schrider

Title:    President and CEO

SANDY SPRING BANK

By: /s/ Daniel J. Schrider

Name:  Daniel J. Schrider

Title:    President and CEO

OFFICER:

/s/ Aaron M. Kaslow

Name:  Aaron M. Kaslow